Exhibit (i)(2)

Transamerica Asset Management, Inc. P.O. Box 9012 Clearwater, Florida 33758-9012 727-299-1800

April 27, 2012

Transamerica Partners Funds Group

570 Carillon Parkway

St. Petersburg, Florida 33716

Re:	Transamerica Partners Funds Group (the “Trust”)

Offering of Shares of Beneficial Interest

Post-Effective Amendment No. 44

File Nos.: Registration No. 33-61810 and 811-07674

Gentlemen:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Partners Funds Group (the “Trust”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Trust.

I have examined the Trust’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Trust.

Very truly yours,

/s/ Dennis P. Gallagher
Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary